HEADLINE:      Veterinary Centers of America Inc. expected fourth quarter results

DATELINE:      SANTA MONICA, Calif.

BODY:

     Jan. 20, 1997-- Veterinary Centers of America Inc. ("VCA") (NASDAQ NM
Symbol: VCAI), Monday announced that revenues for the fourth quarter and the fiscal year ending Dec. 31, 1996 hit record levels. The company expects that revenues will approximate $52.1 million for the quarter and $181.9 million for the year. This represents an increase for the quarter and the year of approximately 70 percent and 97 percent, respectively, over revenues of $30.6 million and $92.0 million in the comparable periods in the prior year.

     Bob Antin, chairman and CEO, reported: "We are making significant progress in resolving the system integration and acquisition problems that resulted from the acquisition of The Pet Practice, Pets' Rx, and several laboratories, as well as the implementation of new systems in the summer of 1996. Our results for the fourth quarter will reflect the impact of seasonal revenue variations and a decline in same-store revenue of approximately 1 percent, as well as the continued effort to complete the task of integrating the acquisitions and systems. We expect to complete the integration by the end of the first quarter of 1997. In connection with the restructuring program that the company initiated in the third quarter, the company expects to take a restructuring and asset write-down charge in the quarter. Although the final results are not yet available, VCA expects that net results (before the writedowns and restructuring charges) will range from break even to a net loss of 4 cents per share."

     VCA's historical operating results include the results of Pets' Rx, acquired through a pooling of interests merger on June 19, 1996. In addition, during the third quarter of 1996, the company completed the acquisition of The Pet Practice Inc. At the conclusion of The Pet Practice merger, VCA announced that it intended to restructure its animal hospital and laboratory operations.

     VCA expects to release actual results of operation during the week of Feb. 17.

     Antin stated: "We are still excited about the prospects of the business and we see continued growth opportunities as we move forward and continue with our acquisition program. We have added several people to our senior staff to support our internal growth. We look forward to putting the problems behind us, and we are pleased that we have demonstrated that we have taken steps in improving our systems by being able to provide an early indication of our fourth quarter results."

     Veterinary Centers of America owns and operates a nationwide network of veterinary hospitals and veterinary clinical laboratories. The company currently provides goods and services to approximately 9,000 animal hospitals nationwide. In addition, VCA is a partner of Vet's Choice, a joint venture with Heinz Pet Products, an affiliate of H.J. Heinz Co. (NYSE Symbol: HNZ), which markets and distributes a complete line of specialty pet foods.

     With the exception of the historical information, the matters discussed above include forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ from those indicated in the forward-looking statements are costs of sales and the ability of the company to maintain pricing at a level necessary to maintain gross profit margins, the level of selling, general and administrative costs, the success of the company's integration and restructuring plan and the effects of competition. The failure of any of these steps would cause actual results to differ materially from the forward-looking statements discussed above.
These and other risk factors are discussed in the company's recent filings with the Securities and Exchange Commission on Forms 8-K, 10-Q and 10-K and the reader is directed to these reports for a further discussion of important factors which could cause actual results to differ materially from those in the forward-looking statements.

CONTACT:  Veterinary Centers of America Inc.
          Bob Antin/Tom Fuller, 310/392-9599